Exhibit 2.1

[DEPARTMENT OF HEALTH AND HUMAN SERVICES LETTERHEAD]

Our Reference: BB-IND 5427	April 27, 2004

Biovest, Incorporated

Attention: James Allen Wachholz

Chief Regulatory Officer

377 Plantation Street, Biotech Building 4

Worcester, MA 01605

Dear Mr. Wachholz:

Please refer to your Investigational New Drug Application (IND) for “Autologous B-Cell Tumor Derived Immunoglobulin Idiotype-Keyhole Limpet Hemocyanin Conjugate Vaccine (NCI), Granulocyte-Macrophage Colony-Stimulating Factor (Berlex), QS-21 (Aquila Bio), Interleukin-2 (Chiron), Rituximb (Genentech) and Chemotheapy.”

We acknowledge receipt of the April 19, 2004 letter from Jay J. Greenblatt, Ph.D., transferring sponsorship of this IND to you. We also acknowledge receipt of your April 14, 2004 letter accepting sponsorship of this IND.

Secondary to the transfer in sponsorship of this IND, please ensure the following obligations are met:

1.	A complete copy of the former sponsor’s files is provided to you.

2.	The IND will be amended within 60 days to cover all changes resulting from the sponsorship transfer and you will provide for subsequent changes via amendments in accordance with the IND regulations.

3.	All active investigators will be informed of the change in sponsorship and an updated Form FDA 1572 with commitments to you will be obtained from each investigator.

4.	An updated investigator list will be submitted to the IND if there are any changes in investigators.

Page 2 – BB-IND 5427

As sponsor of this IND you are responsible for compliance with applicable portions of the Public Health Service Act, the Federal Food, Drug, and Cosmetic Act, and the Code of Federal Regulations (CFR). Any unexpected fatal or immediately life-threatening reaction associated with use of this product must be reported to this Division by telephone or facsimile transmission no later than seven calendar days after initial receipt of the information. All serious, unexpected adverse experiences, as well as results from animal studies that suggest significant clinical risk, must be reported, in writing, to this Division and to all investigators within fifteen calendar days after initial receipt of this information [21 CFR 312.32]. Submission of progress reports are required at intervals not exceeding one year and are due within 60 days of the anniversary of the date that the IND went into effect [21 CFR 312.33].

A copy of 21 CFR Part 312, pertaining to INDs, is enclosed.

If you have any questions concerning this IND, please contact me at (301) 827-5102.

Sincerely yours,

/s/ Mark L. Davidson

Mark L. Davidson, RHIA

Regulatory Project Manager

Regulatory Management Staff

Office of Cellular, Tissue, and Gene Therapies

Center for Biologics Evaluation and Research

Enclosure (1): 21 CFR Part 312

cc:	Jay J. Greenblatt, Ph.D. Associate Chief, Regulatory Affairs Regulatory Affairs Branch Division of Cancer Treatment and Diagnosis, NCI 6130 Executive Blvd, MSC 7428 Bethesda, MD 20892